Consent of Registered Independent Public Accounting Firm

The Board of Directors and Stockholders
Revlon, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-116160) on Form S-8 and (No. 333-128815) on Form S-3 of Revlon, Inc. of our report dated March 13, 2007, with respect to the consolidated balance sheets of Revlon, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related statements of operations, stockholders’ deficiency and comprehensive loss and cash flows for each of the years in the three-year period ended December 31, 2006 and the related financial statement schedule, and our report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of Revlon, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards (‘‘SFAS’’) No. 123(R), ‘‘Share-Based Payment,’’ as of January 1, 2006, and SFAS No. 158, ‘‘Employers’ Accounting for Defined Benefit Pension and Other Post-retirement Plans – An Amendment of FASB Statements No. 87, 88, 106 and 132(R),’’ as of December 31, 2006.

/s/ KPMG LLP

New York, New York
March 13, 2007